METHODE ELECTRONICS, INC. REPORTS FISCAL 2013
SECOND-QUARTER YEAR-OVER-YEAR SALES GROWTH OF
12 PERCENT

Chicago, IL - December 6, 2012 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2013 second quarter and six-months ended October 27, 2012.

Second-Quarter Fiscal 2013
Methode's second-quarter Fiscal 2013 net sales increased $13.9 million, or 12.0 percent, to $129.8 million from $115.9 million in the same quarter of Fiscal 2012.

In September 2012, the Company and various Delphi parties agreed to settle all Delphi related litigation matters. In addition to resolving all claims between the parties, the Company assigned certain patents to Delphi and settled into a non-compete with respect to the related technology. In exchange, the Company will receive a payment of $20.0 million, half of which was paid in October 2012 and half of which will be paid in January 2013. The Company recorded the entire gain in the second quarter of Fiscal 2013, in the income from settlement section of its consolidated statement of operations.

Net income increased $23.1 million to $23.4 million, or $0.62 per share, in the second quarter of Fiscal 2013 from $0.3 million, or $0.01 per share, in the same period of Fiscal 2012. Year over year, Fiscal 2013 second-quarter net income benefitted from:

•	the gain recorded in connection with the legal settlement (as discussed above) of $20.0 million;

•	lower selling and administrative expense related to compensation, travel, advertising and marketing, and professional fees of $1.5 million;

•	the one-time reversal of accruals related to a customer bankruptcy of $1.1 million;

•	higher Other segment income as a result of increased torque-sensing product sales of $0.8 million;

•	commodity pricing adjustments in the Automotive segment of $0.5 million;

•	lower legal expenses of $0.4 million; and

•	higher sales.

Year over year, Fiscal 2013 second-quarter net income was negatively impacted by:

•	higher costs related to the design, development, engineering and launch of a large North American automotive program due to launch in late Fiscal 2013 of $1.0 million;

•	higher income tax expenses of $1.0 million;

•	the lack of a gain on the acquisition of Advanced Molding and Decoration (AMD) in Fiscal 2012 of $0.3 million;

Methode Electronics, Inc. Reports Fiscal 2013 Second-Quarter and Year-to-Date Financial Results

•

•	costs related to the delayed launch of a laundry program of $0.3 million; and

•	manufacturing inefficiencies, lower sales and an unfavorable product mix within the Power Products segment.

Excluding the impact of the gain of $20.0 million recorded in connection with the legal settlement and its effect on income tax expense, Methode's Fiscal 2013 second-quarter net income was $5.0 million, or $0.13 per share.

Consolidated gross margins as a percentage of sales were 17.2 percent in the Fiscal 2013 second quarter compared to 18.0 percent in the same period of Fiscal 2012. The decrease was due primarily to increased design, development and engineering costs for a new automotive program launching in late Fiscal 2013, increased sales of automotive product that has higher prime cost due to the current high percentage of purchased content, the delayed launch of a laundry program in the Interconnect segment, as well as manufacturing inefficiencies and an unfavorable product mix in the Power Products segment, partially offset by favorable commodity pricing adjustments in the Automotive segment, higher sales of data solution products in the Interconnect segment and higher sales in the Other segment.

Selling and administrative expenses decreased $3.1 million, or 16.9 percent, to $15.2 million in the Fiscal 2013 second quarter compared to $18.3 million in the prior-year second quarter due primarily to the reversal of customer bankruptcy accruals, lower legal expenses, as well as lower compensation and travel expenses. Selling and administrative expenses as a percentage of net sales were 11.7 percent for the Fiscal 2013 second quarter compared to 15.8 percent in the same period last year.

In the Fiscal 2013 second quarter, income tax expense increased $1.0 million to $3.2 million compared to $2.2 million for the Fiscal 2012 period. For the Fiscal 2013 period, the income tax expense relates to income taxes on foreign profits. For the Fiscal 2012 period, the income tax expense primarily relates to income taxes on foreign profits of $1.1 million, foreign dividend tax of $0.9 million and other taxes of $0.2 million.

Second-Quarter Fiscal 2013 Segment Comparison
Comparing the Automotive segment's second quarter of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales increased 18.8 percent attributable to

◦	a 75.7 percent sales improvement in North America due to increased sales for the Ford center console program and transmission lead-frame assembly; and

◦	a 17.3 percent sales increase in Europe primarily due to new product launches; partially offset by

◦	a 17.3 percent sales decrease in Asia due to the planned partial transfer of transmission lead-frame products to the Company's Mexico facility.

•
Gross margins as a percentage of sales decreased to 14.8 percent from 15.3 percent due to increased design, development and engineering costs for a North American automotive program launching in late Fiscal 2013 and the increased sales of automotive product that has higher prime cost due to the current high purchased content, partially offset by lower costs related to third-party inspection costs, premium freight and over-time expenses, as well as commodity pricing adjustments.

•
Income from operations improved to $26.5 million from $3.2 million due to income from the legal settlement discussed above, increased sales, favorable commodity pricing adjustments and lower legal expenses, partially offset by higher design, development and engineering costs.

Comparing the Interconnect segment's second quarter of Fiscal 2013 to the same period of Fiscal 2012,

Methode Electronics, Inc. Reports Fiscal 2013 Second-Quarter and Year-to-Date Financial Results

•	Net sales improved 5.7 percent attributable to

◦	a 15.6 percent sales improvement in North America due to higher appliance and data solutions sales, partially offset by lower safety radio remote control device sales; partially offset by

◦	a 6.4 percent sales decrease in Europe due primarily to weaker radio remote control sales and lower sensor sales; and

◦	a 26.1 percent sales decrease in Asia primarily due to lower legacy products sales from the planned exit of a product line and lower safety radio remote control device sales.

•
Gross margins as a percentage of sales declined slightly to 25.5 percent from 25.7 percent due primarily to costs related to the delayed launch of a laundry program, partially offset by increased sales of data solution products, which carry a higher gross margin.

•	Income from operations rose to $4.1 million from $3.7 million due to improved sales, partially offset by costs related to a delayed laundry program launch.

Comparing the Power Products segment's second quarter of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales declined 8.8 percent driven by

◦	a 6.8 percent sales decrease in North America due to lower busbar and heat sink demand, partially offset by higher demand for flexible cabling products;

◦	flat sales in Europe; and

◦	a 15.2 percent sales decrease in Asia due to lower busbar demand.

•
Gross margins as a percentage of sales declined to 12.0 percent from 19.7 percent due to manufacturing inefficiencies because of lower sales volumes in North America and Asia, as well as an unfavorable sales mix.

•
Income from operations decreased to a loss of $0.3 million from income of $0.8 million due to lower sales, manufacturing inefficiencies, unfavorable product mix, partially offset by lower salary, development and travel expenses.

Six-Month Period Fiscal 2013
Methode's six-month Fiscal 2013 net sales increased $21.8 million, or 9.6 percent, to $248.5 million from $226.7 million in the same period of Fiscal 2012.

Net income increased $25.4 million to $27.2 million, or $0.72 per share, in the six months of Fiscal 2013 compared to $1.8 million, or $0.05 per share, in the same period of Fiscal 2012. Year over year, Fiscal 2012 six-month net income benefitted from:

•	the gain recorded in connection with the legal settlement as discussed above) of $20.0 million;

•	higher Other segment income primarily as a result of increased torque-sensing product sales of $2.7 million;

•	lower selling and administrative expense related to compensation, travel, advertising and marketing, and professional fees of $2.2 million;

•	commodity pricing adjustments in the Automotive segment of $1.4 million;

•	the one-time reversal of accruals related to a customer bankruptcy of $1.1 million;

•	lower legal expenses of $1.0 million;

•	lower stock-based compensation costs of $0.2 million; and

•	higher sales.

Year over year, Fiscal 2013 six-month net income was negatively affected by:

•	higher costs related to the design, development, engineering and launch of a large North American automotive program due to launch in late Fiscal 2013 of $1.5 million;

•	higher income tax expenses of $1.5 million;

•	the lack of a gain on the acquisition of AMD in Fiscal 2012 of $0.3 million;

Methode Electronics, Inc. Reports Fiscal 2013 Second-Quarter and Year-to-Date Financial Results

•	costs related to the delayed launch of a laundry program of $0.3 million; and

•	manufacturing inefficiencies, lower sales and an unfavorable product mix within the Power segment.

Excluding the impact of the pre-tax gain of $20.0 million, recorded in connection with the legal settlement and its effect on income tax expense, Methode's Fiscal 2013 six-month net income is $8.8 million, or $0.23 per share.

Consolidated gross margins as a percentage of sales were 17.6 percent in the Fiscal 2013 six-month period compared to 18.0 percent in the same period of Fiscal 2012. The decrease was due primarily to higher design, development and engineering costs for a new automotive program launching in late Fiscal 2013, increased sales of automotive product that has higher prime cost due to the current high percentage of purchased content, as well as manufacturing inefficiencies in the Power Products segment due to lower sales, partially offset by a favorable commodity pricing adjustment in the Automotive segment, sales mix in the Interconnect segment and higher sales in the Other segment.

Selling and administrative expenses decreased $4.3 million, or 11.7 percent, to $32.5 million in the Fiscal 2013 six-month period compared to $36.8 million in the prior-year period due primarily to the reversal of customer bankruptcy accruals, lower legal expenses, as well as lower salary, stock-based compensation, severance, travel and bad debt expense.

In the Fiscal 2013 six-month period, income tax expense increased $1.5 million to $3.7 million compared to $2.2 million for the Fiscal 2012 period. For the Fiscal 2013 period, the income tax expense primarily relates to income taxes on foreign profits. For the Fiscal 2012 period, the income tax expense relates to income taxes on foreign profits of $2.2 million and foreign dividend tax of $0.9 million, partially offset by a tax benefit of $1.1 million at the Company's Malta facility.

Six-Month Fiscal 2013 Segment Comparison
Comparing the Automotive segment's first six months of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales increased 16.1 percent attributable to

◦
a 92.6 percent sales improvement in North America due to increased sales for the Ford center console program and transmission lead frame assembly, which represented 68.8 percent of the increase, and to sales from the AMD acquisition; and

◦	a 6.2 percent sales increase in Europe primarily due to new product launches; partially offset by

◦	a 15.8 percent sales decrease in Asia due to the planned partial transfer of transmission lead frame products to the Company's Mexico facility.

•
Gross margins as a percentage of sales decreased to 14.1 percent from 15.1 percent due to increased design, development and engineering costs for a North American automotive program launching in late Fiscal 2013, as well as the increased sales of automotive product that has higher prime cost due to the current high purchased content, partially offset by lower third-party inspection costs, premium freight and over-time expenses and commodity pricing adjustments.

•
Income from operations improved to $29.1 million from $5.5 million due to the litigation settlement income, increased sales, favorable commodity pricing adjustments, lower third-party inspection costs, premium freight and over-time expenses and lower legal expenses, partially offset by design, development and engineering costs and higher prime costs.

Comparing the Interconnect segment's first six months of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales increased 1.7 percent attributable to

◦	higher North American sales of 11.9 percent due to improved appliance and data solutions

Methode Electronics, Inc. Reports Fiscal 2013 Second-Quarter and Year-to-Date Financial Results

sales, partially offset by lower safety radio remote control device sales; partially offset by

◦	lower European sales of 13.6 percent due to lower safety radio remote control device and sensor sales; and

◦	lower Asian sales of 7.5 percent primarily due to lower legacy products sales from the planned exit of a product line and lower safety radio remote control device sales.

•
Gross margins as a percentage of sales improved to 27.5 percent from 27.2 percent due primarily to higher sales of data solution products, which carry a higher gross margin, partially offset by costs related to the delayed launch of a laundry program.

•	Income from operations increased to $9.1 million from $8.0 million primarily due to favorable sales mix and lower selling and administrative expenses.

Comparing the Power Products segment's first six months of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales declined 7.2 percent driven by

◦	a 6.9 percent sales decrease in North America due to lower busbar and heat sink demand, partially offset by higher demand for flexible cabling products;

◦	a 9.7 percent decrease in Europe due to lower busbar demand; and

◦	a 7.5 percent sales decrease in Asia due to lower busbar demand.

•	Gross margins as a percentage of sales declined to 14.2 percent from 17.7 percent due primarily to manufacturing inefficiencies, lower sales and an unfavorable product mix.

•
Income from operations decreased to breakeven from $1.1 million due to manufacturing inefficiencies, lower sales and an unfavorable product mix partially offset by lower salary, travel and development expense.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “In the first half of Fiscal 2013, consolidated sales grew nearly 10 percent, driven by improved volumes within our Automotive segment and the partial launch of a new laundry program within Interconnect. However, sales demand in our European Automotive operations has weakened considerably in the last few weeks, and we anticipate notably reduced sales in the second half of this fiscal year. While our traditional Power Products business declined in the first half, this segment's technology was essential to the successful launch of the battery module for an electric vehicle in our European Power Products segment.”

Mr. Duda concluded, “Moving forward, we remain focused on those areas of our business we can control, including the successful launch of the General Motors center console program, as well as all other programs under development.”

Guidance
Methode anticipates sequentially lower sales and earnings in its Fiscal 2013 third quarter compared to the Fiscal 2013 second quarter due to weakening economic conditions in Europe and reduced sales in the Power Products segment, and therefore, expects earnings per share for the third quarter to be break even to modestly profitable. Therefore, the Company anticipates sales and earnings for Fiscal 2013 at the low end of the guidance ranges of sales of $470 million to $500 million and earnings per share in the range of $0.45 to $0.60 (exclusive of income from the legal settlement discussed above).

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time today.

Methode Electronics, Inc. Reports Fiscal 2013 Second-Quarter and Year-to-Date Financial Results

To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company's Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the "Webcast" icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through December 20 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 404293. On the Internet, a replay will be available for 30 days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the "Webcast" icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Germany, India, Italy, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) further downturns in the automotive industry or the bankruptcy of certain automotive customers; (4) ability to compete effectively; (5) customary risks related to conducting global operations; (6) dependence on the availability and price of raw materials; (7) dependence on our supply chain; (8) ability to keep pace with rapid technological changes; (9) ability to improve gross margin due to a variety of factors, (10) ability to avoid design or manufacturing defects; (11) ability to protect our intellectual property; (12) ability to withstand price pressure; (13) the usage of a significant amount of our cash and resources to launch new North American automotive programs; (14) location of a significant amount of cash outside of the U.S.; (15) currency fluctuations; (16) ability to successfully benefit from acquisitions and divestitures; (17) ability to withstand business interruptions; (18) income tax rate fluctuations; (19) ability to implement and profit from newly acquired technology; and (20) the future trading price of our stock.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011

Net sales	$129,758	$115,890	$248,496	$226,695

Cost of products sold	107,466	94,972	204,737	185,794

Gross margins	22,292	20,918	43,759	40,901

Selling and administrative expenses	15,177	18,278	32,474	36,840
Income from settlement	(20,000)	—	(20,000)	—

Income from operations	27,115	2,640	31,285	4,061

Interest expense	53	1	7	5
Other expense, net	536	194	495	152

Income before income taxes	26,526	2,445	30,783	3,904

Income tax expense	3,234	2,221	3,664	2,243

Net income	23,292	224	27,119	1,661

Less: Net loss attributable to noncontrolling interest	(71)	(87)	(132)	(145)
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$23,363	$311	$27,251	$1,806

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.62	$0.01	$0.73	$0.05
Diluted	$0.62	$0.01	$0.72	$0.05
Cash dividends:
Common stock	$0.07	$0.07	$0.14	$0.14
Weighted average number of Common Shares outstanding:
Basic	37,413,490	37,309,890	37,402,660	37,293,598
Diluted	37,975,559	37,520,247	37,920,732	37,516,998

METHODE ELECTRONICS, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	As of	As of
	October 27, 2012	April 28, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$76,999	$86,797
Accounts receivable, net	107,894	98,359
Inventories:
Finished products	9,389	7,001
Work in process	15,927	14,235
Materials	25,507	22,325
	50,823	43,561
Deferred income taxes	3,465	3,529
Prepaid and refundable income taxes	566	1,015
Prepaid expenses and other current assets	8,920	7,172
TOTAL CURRENT ASSETS	248,667	240,433
PROPERTY, PLANT AND EQUIPMENT	283,863	277,451
Less allowances for depreciation	193,980	200,299
	89,883	77,152
GOODWILL	17,216	16,422
INTANGIBLE ASSETS, net	17,482	16,620
PRE-PRODUCTION COSTS	12,101	16,215
OTHER ASSETS	37,027	36,806
	83,826	86,063
TOTAL ASSETS	$422,376	$403,648
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$56,746	$54,775
Other current liabilities	32,880	37,102
TOTAL CURRENT LIABILITIES	89,626	91,877
LONG-TERM DEBT	46,000	48,000
OTHER LIABILITIES	3,322	3,413
DEFERRED COMPENSATION	5,436	4,801
NON-CONTROLLING INTEREST	170	333
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,402,678 and 38,375,678 shares issued as of October 27, 2012 and April 28, 2012, respectively	19,201	19,188
Additional paid-in capital	79,386	77,652
Accumulated other comprehensive income	14,333	15,573
Treasury stock, 1,342,188 shares as of October 27, 2012 and April 28, 2012	(11,377)	(11,377)
Retained earnings	176,072	154,008
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	277,615	255,044
Noncontrolling interest	207	180
TOTAL EQUITY	277,822	255,224
TOTAL LIABILITIES AND EQUITY	$422,376	$403,648

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in thousands)

	Six Months Ended
	October 27, 2012	October 29, 2011
OPERATING ACTIVITIES
Net income	$27,119	$1,661
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Provision for depreciation	7,987	7,047
Amortization of intangibles	783	898
Amortization of stock awards and stock options	1,747	1,959
Changes in operating assets and liabilities	(14,937)	(10,112)
Other	(14)	284
NET CASH PROVIDED BY OPERATING ACTIVITIES	22,685	1,737

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23,557)	(9,125)
Acquisition of businesses	(1,434)	(6,353)
NET CASH USED IN INVESTING ACTIVITIES	(24,991)	(15,478)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	—	198
Cash dividends	(5,187)	(5,181)
Proceeds from borrowings	24,500	36,500
Repayment of borrowings	(26,500)	—
NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES	(7,187)	31,517

Effect of foreign currency exchange rate changes on cash	(305)	327

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(9,798)	18,103
Cash and cash equivalents at beginning of period	86,797	57,445
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$76,999	$75,548